UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2011

COMPLETE GENOMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34939	20-3226545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2071 Stierlin Court

Mountain View, California 94043

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 943-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 11, 2011, at a meeting of the Board of Directors (the “Board”) of Complete Genomics, Inc. (the “Company”), the Board, upon recommendation by the Compensation Committee of the Board (the “Committee”), approved the following compensation for certain of the Company’s executive officers:

•	2011 annual base salaries, effective as of January 1, 2011;

•	stock option grants under the Company’s 2011 Equity Incentive Award Plan; and

•	the 2011 Incentive Cash Compensation Plan (the “2011 Cash Incentive Plan”) and 2011 target cash bonuses under the 2011 Cash Incentive Plan.

The following table sets forth the applicable 2011 annual base salaries, stock option grants and 2011 target cash bonuses for these executive officers:

Executive Officer and Position	2011 Annual Salary	Stock Option Grant(1)	2011 Target Cash Bonus
Clifford A. Reid, Ph.D. President and Chief Executive Officer	$385,000	150,000	$288,750

Ajay Bansal Chief Financial Officer	$285,000	70,000	$114,000

Radoje Drmanac, Ph.D. Chief Scientific Officer	$300,000	84,000	$120,000

Bruce Martin Senior Vice President of Product Development	$265,000	100,000	$106,000

Mark J. Sutherland Senior Vice President of Business Development	$250,000	51,000	$100,000

Robert J. Curson Vice President, Financial Operations	$235,000	26,000	$70,500

(1)

Represents the number of shares underlying the stock option grants. Each of the options will vest as to 1/48th of the total underlying shares on a monthly basis over a period of four years and have a ten year term. The exercise price of each stock option is $11.13 per share, which was the closing price of the Company’s common stock on the date of grant.

2011 Cash Incentive Plan

The 2011 Cash Incentive Plan sets forth the performance objectives against which the Company’s executive officers and other members of management will be evaluated during 2011. The 2011 Cash Incentive Plan has two primary components: company performance objectives and individual performance objectives. The company performance objectives consist of two metrics: a revenue performance metric (the “Revenue Metric”) and an operating cash usage metric (the “Operating Cash Metric”). The individual performance objectives vary among the executive officers and correspond to each executive officer’s individual area of oversight within the Company. The relative weightings of the performance objectives for purposes of cash bonus eligibility for each component under the 2011 Cash Incentive Plan, expressed as a percentage of each executive officer’s 2011 target cash bonuses, are as follows:

	Percentage Weighting of Performance Objectives
Executive Officer	Revenue Metric	Operating Cash Metric	Individual Objectives
Clifford A. Reid, Ph.D.	70.0%	30.0%	—

Ajay Bansal	52.5%	22.5%	25.0%

Radoje Drmanac, Ph.D.	52.5%	22.5%	25.0%

Bruce Martin	52.5%	22.5%	25.0%

Mark J. Sutherland	52.5%	22.5%	25.0%

Robert J. Curson	42.0%	18.0%	40.0%

Under the 2011 Cash Incentive Plan, the Board approved the target cash bonuses for each executive officer set forth above, which correspond to achievement at each of the Revenue Target (as defined below) and Operating Cash Usage Target (as defined below) and full achievement of an executive officer’s individual objectives.

With regard to the Revenue Metric, the Board will determine a revenue target for 2011 (the “Revenue Target”). To be eligible to receive any portion of the cash bonus allocated to the Revenue Metric, the Company must achieve a threshold percentage of the Revenue Target. Achievement at the Revenue Target equates to a payout at 100% of the target cash bonus allocated to the Revenue Metric. The 2011 Cash Incentive Plan provides for a maximum payout of up to 150% of the target cash bonus allocated to the Revenue Metric for each executive officer for achievement beyond the Revenue Target.

With regard to the Operating Cash Metric, the Board will determine an operating cash usage target for 2011 (the “Operating Cash Usage Target”). To be eligible to receive any portion of the cash bonus allocated to the Operating Cash Metric, the Company may only exceed the Operating Cash Usage Target by a threshold percentage. Achievement at the Operating Cash Usage Target equates to a payout at 100% of the target cash bonus allocated to the Operating Cash Metric, which is also the maximum payout under the Operating Cash Metric.

With regard to the individual objectives, the Company’s executive officers are eligible to earn up to 125% of their respective target cash bonus allocated to achievement of the individual objectives.

Achievement of the performance objectives will be determined by the Board and, with respect to the individual objectives, based upon the assessment of the Company’s Chief Executive Officer and the Committee.

The foregoing description of the 2011 Cash Incentive Plan is qualified in its entirety by the terms and conditions of the 2011 Cash Incentive Plan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the six month period ending June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2011	COMPLETE GENOMICS, INC.

	By:	/s/ Ajay Bansal
Ajay Bansal
Chief Financial Officer